Exhibit 10.5

PAETEC HOLDING CORP.

2011 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

PAETEC Holding Corp., a Delaware corporation (the “Company”), hereby grants stock units for shares of the common stock, par value $.01 per share, of the Company (the “Stock”) to the Grantee named below, subject to the vesting conditions set forth in the attached term sheet. Additional terms and conditions of the Award are set forth in this cover sheet, in the attached term sheet (together with this cover sheet and any schedules attached hereto, the “Agreement”) and in the PAETEC Holding Corp. 2011 Omnibus Incentive Plan (the “Plan”).

Grant Date: _________________________

Name of Grantee: _____________________

Number of Shares of Stock Covered by Grant: _________________

Purchase Price per Share: $0.00

Carefully review all of the terms and conditions described in the Agreement and in the Plan, a copy of which has been provided to you. You are deemed to have accepted the award as described in this Agreement and in the Plan and to agree to all of the terms and conditions described in the Agreement and in the Plan. Should you wish to reject the award and thereby forfeit any and all rights under the Plan you must email stockoptions@paetec.com within 90 days after the Grant Date.

PAETEC Holding Corp.

_______________________________

By: Mary K. O’Connell

Title: General Counsel and Secretary

Attachment

This is not a stock certificate or a negotiable instrument.

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PAETEC HOLDING CORP.

2011 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT TERM SHEET

Restricted Stock Units/ Nontransferability	This grant is an Award of Stock Units for shares of Stock set forth on the cover sheet at the purchase price per share set forth on the cover sheet, subject to the vesting conditions described below (the “Restricted Stock Units”). The purchase price for the Restricted Stock Units is deemed paid by your services to the Company. Your Restricted Stock Units may not be sold, assigned, pledged, hypothecated or otherwise transferred, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Vesting	See Schedule 1 attached hereto.

Termination for Death or Disability	Notwithstanding the foregoing vesting schedule, your right to the Stock under this Award will become 100% vested upon your termination of Service, if your Service terminates as a result of your death or Disability.

Termination for Good Reason or without Cause	Notwithstanding the foregoing vesting schedule, your right to the Stock under this Award will continue to vest for years following your termination from Service if your Service is terminated by you for Good Reason (as defined in your Executive Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement dated , as amended from time to time (your “Confidentiality Agreement”)) or by the Company without Cause (as determined by the Board and defined in your Confidentiality Agreement) and satisfaction of any performance-based conditions to vesting will be determined as if your employment with the Company continued during such year period, to the extent that you continue to comply with the terms of your Confidentiality Agreement.

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Change in Control	Notwithstanding the foregoing vesting schedule, your right to the Stock under this Award will vest immediately prior to the consummation of a Change of Control Transaction (as defined in your Confidentiality Agreement) regardless of whether the transaction is also a Corporate Transaction (as defined in the Plan).

Forfeiture of Unvested Stock	In the event that your Service terminates for any reason other than your death, Disability, Good Reason or without Cause, you will forfeit to the Company all of the Stock subject to the Award that has not yet vested.

Stock Issuance	Upon the vesting of the Restricted Stock Units, the Company will issue to you the Stock to which such vested Restricted Stock Units relate. The issuance of your Stock under this Award will be evidenced in such a manner as the Committee, in its discretion, will deem appropriate, including, without limitation, book-entry or direct registration or issuance of one or more stock certificates. You will have no further rights with regard to a Restricted Stock Unit once the Stock related to such Restricted Stock Unit has been issued.

Withholding Taxes	You agree, as a condition of this Award, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the payment of dividends or the vesting of Stock acquired under this Award. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the payment of dividends or the vesting of Stock arising from this Award, the Company will have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate. Subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, you may elect to satisfy this withholding obligation, in whole or in part, by causing the Company to withhold Stock otherwise issuable to you or by delivering to the Company Stock already owned by you. The Stock so delivered or withheld must have an aggregate Fair Market Value equal to the withholding obligation and may not be subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

Retention Rights	Neither the Award nor this Agreement gives you the right to be retained by the Company (or any parent, Subsidiary or other Affiliate) in any capacity. The Company reserves (and any parent, Subsidiary, or other Affiliate reserves) the right to terminate your Service at any time and for any reason.

Stockholder Rights	You, or your estate or heirs, have no rights as a stockholder of the Company until a certificate for the Stock relating to the Restricted Stock Units has been issued (or an appropriate book entry or direct registration entry has been made). You will, however, be entitled to receive, upon the Company’s payment of a cash dividend on outstanding Stock, a cash payment for each share of Stock subject to the Award as of the record date for such dividend equal to the per-Unit dividend paid on the Stock.

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Adjustments	In the event of a stock split, a stock dividend, reverse stock split or a similar change in the Stock, the number of shares of Stock covered by this Award will be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your Restricted Stock Units will be subject to the terms of the agreement of merger, liquidation, or reorganization, in the event that the Company is subject to such corporate activity, to the extent specified in the Plan and not inconsistent with your Confidentiality Agreement.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Forum Selection	At all times each party hereto: (1) irrevocably submits to the exclusive jurisdiction of any New York court or Federal court sitting in New York; (2) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be heard and determined in such New York or Federal court; (3) to the extent permitted by law, irrevocably waives (i) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (ii) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (4) to the extent permitted by law, irrevocably agrees that a final nonappealable judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled “Forum Selection” will affect the right of any party hereto to serve legal process in any manner permitted by law.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan. Unless such capitalized terms are expressly defined in this Agreement (including, for example, by reference to your Confidentiality Agreement), such capitalized terms have the meanings set forth in the Plan.

This Agreement, the Plan and your Confidentiality Agreement constitute the entire understanding between you and the Company regarding this Award. To the extent there is any inconsistency between the terms of this Agreement and your Confidentiality Agreement, the terms of your Confidentiality Agreement shall govern. Nothing in this Agreement or the Plan shall affect your rights and obligations under the Confidentiality Agreement. Any other agreements, commitments or negotiations concerning this Award are superseded.

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Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data include, but are not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By receiving the Award, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed (including, with respect to non-U.S. resident Grantees, to the United States) to transferees who will include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this Award, you agree that the Company may deliver the Plan prospectus, the Company’s annual proxy materials and its annual report to stockholders and other documents to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact Estacia Vosika, PAETEC Holding Corp., 704-319-1922, or stockoptions@paetec.com to request paper copies of these documents.

By accepting this Award, you agree to all of the terms and conditions described above and in the Plan.

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